As filed with the Securities and Exchange Commission on June 19, 2018

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Popular, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0667416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Carlos J. Vázquez

Executive Vice President

and Chief Financial Officer

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Javier D. Ferrer Executive Vice President, Chief Legal Officer and General Counsel Popular, Inc. 209 Muñoz Rivera Avenue Hato Rey, Puerto Rico 00918 (787) 765-9800	Eduardo J. Arias Pietrantoni Méndez & Alvarez LLC Popular Center, 19th Floor 208 Ponce de León Avenue San Juan, Puerto Rico 00918 (787) 274-1212

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(3)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(3)
Common Stock, $0.01 par value per share (“Common Stock”)	500,000	$46.22	$10,817,052	$1,347

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued by Popular, Inc. from time to time by virtue of stock splits, stock dividends or similar transactions involving Popular, Inc.’s Common Stock.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee (based on the average of high and low prices of Popular, Inc. Common Stock as reported on the NASDAQ Global Select Market on June 15, 2018).
(3)	Popular, Inc. filed a Registration Statement on Form S-3ASR (File No. 333-205256) on June 26, 2015 (the “Prior Registration Statement”), which registered an aggregate of 500,000 shares of common stock. In accordance with Rule 415(a)(6) under the Securities Act, this Registration Statement includes 265,966 shares of common stock registered under the Prior Registration Statement, which remain unsold as of the date of this Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the $1,045 filing fee previously paid in the Prior Registration Statement in connection with such unsold shares of common stock will continue to be applied to such unsold shares of common stock being registered in this Registration Statement. The filling fee of $1,347 being paid herewith relates to the 234,034 newly registered shares of common stock. The offering of the unsold shares of common stock registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

Common Stock, Par Value $0.01 Per Share

This prospectus describes the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan promotes long-term ownership in Popular, Inc. by offering:

•	A simple, cost-effective method for you to purchase shares of common stock of Popular, Inc., par value $0.01 per share without paying brokerage commissions, service charges or other fees;
•	A way to increase your Popular, Inc. holdings by reinvesting any cash dividends that may be paid by Popular, Inc.; and
•	The opportunity for you to purchase additional shares of Popular, Inc. common stock by making optional cash payments.

You do not have to be a current Popular, Inc. shareholder to participate in the Plan. You can purchase your first shares of Popular, Inc. common stock through the Plan by making an initial investment of not less than $100 or more than $10,000. If you currently participate in the Plan, you will automatically continue to participate in the Plan, unless you request otherwise.

This prospectus relates to the shares of Popular, Inc. common stock offered for purchase under the Plan. Shares will be purchased at the prices described in Question 10 of this prospectus.

The shares of Popular, Inc. Common Stock are traded on the NASDAQ Global Select Market under the symbol “BPOP.”

Investing in Popular, Inc. Common Stock involves a number of risks. See “Risk Factors” on page 1 before you make your investment decision.

Neither the Securities and Exchange Commission nor any Commonwealth of Puerto Rico or state securities commission has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares of Popular, Inc. common stock purchased or held under the terms of the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan are not savings accounts or deposits of any bank or savings association, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and may lose value. You could lose all or part of your investment. There is no bank guarantee attached to these securities.

The date of this prospectus is June 19, 2018

Save this document. It sets forth the terms of the Popular, Inc.

Dividend Reinvestment and Stock Purchase Plan and how it operates.

You should rely only on the information incorporated by reference or contained in this prospectus. No one is authorized to provide prospective investors with information different from that incorporated by reference or contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

POPULAR, INC.

Popular is a diversified, publicly-owned financial holding company, registered under the Bank Holding Company Act of 1956, as amended, and subject to supervision and regulation by the Board of Governors of the Federal Reserve System. Headquartered in San Juan, Puerto Rico, Popular offers financial services in Puerto Rico, the mainland United States and the U.S. and British Virgin Islands. Popular was incorporated in 1984 under the laws of the Commonwealth of Puerto Rico and is the largest financial institution based in Puerto Rico, with consolidated assets of $45.8 billion, total deposits of $37.1 billion and stockholders’ equity of $5.0 billion at March 31, 2018. Popular also owns, as of March 31, 2018, a 16.09% interest in EVERTEC, Inc., which provides transaction processing services in the Caribbean and Latin America, including servicing many of Popular’s system infrastructures and transaction processing businesses, and a 15.84% interest in Centro Financiero BHD León, S.A, a diversified financial services institution operating in the Dominican Republic. At December 31, 2017, we ranked among the top 50 U.S. bank holding companies by assets. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

Unless the context requires otherwise, references in this prospectus to the “Company,” “Popular,” “Popular, Inc.,” “we,” “us” or “our” refer to Popular, Inc. and its subsidiaries.

RISK FACTORS

Investing in our common stock involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year and our current and periodic reports filed pursuant to the Securities and Exchange Act of 1934, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. See “Where you Can find More Information” in this prospectus.

DESCRIPTION OF THE PLAN

We have set forth the provisions of the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) below in question and answer form.

Purpose

1.    What is the purpose of the Plan and what use will be made of the proceeds?

The primary purpose of the Plan is to provide our shareholders and other investors with a simple, economical and convenient method of investing cash dividends and optional cash payments in shares of our common stock, par value $0.01 per share (the “Common Stock”), without payment of brokerage commissions, service charges or other fees. When such shares are purchased directly from us, we will receive additional funds that we intend to use for general business purposes.

The Plan is intended for the benefit of long-term investors who want to increase their investment in our Common Stock, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of our Common Stock.

Advantages and Disadvantages of Participating in the Plan

2.    What are the advantages and disadvantages of the Plan?

Advantages

•	You may have cash dividends on all or part of your shares of Common Stock (net of tax withholdings) automatically reinvested in additional shares at 95% of the Average Market Price (as defined in Question 10).

•	You may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares of Common Stock. Participants may make optional cash payments by authorizing the Plan Administrator to debit their accounts through an ACH transaction with any US Bank.

•	If you are not presently a shareholder of Popular, Inc. you may become a participant by making an initial cash investment of not less than $100 and not more than $10,000 to purchase shares of Common Stock under the Plan.

•	You will not pay any brokerage commissions, service charges or other fees in connection with the purchase of shares of Common Stock under the Plan.

•	Your funds (net of tax withholdings) will be fully invested because the Plan permits fractions of shares to be credited to your account.

•	If you are a registered holder you may direct the Plan Administrator to sell all or a portion of your shares held in the Plan.

•	You can avoid record keeping costs and the need for safekeeping of stock certificates for shares credited to your Plan account through the free reporting and custodial services provided under the Plan.

Disadvantages

•	For U.S. federal and Puerto Rico income tax purposes, you will be treated as having received dividend income on each dividend payment date and such dividend will generally give rise to a tax liability in excess of the amount withheld. See “Certain Tax Consequences of Participating in the Plan.”

•	You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of the Common Stock pending investment of funds under the Plan. See Question 11 regarding the timing of the purchase of shares.

•	Execution of sales of shares held in the Plan may be subject to delay. You will bear the market risk associated with fluctuations in the price of the Common Stock pending the sale of your shares pursuant to the Plan. Neither we nor the Plan Administrator can guarantee that shares of Common Stock purchased under the Plan will, at any particular time, be worth more or less than their purchase price under the Plan. See Question 18.

•	You will not earn interest on funds held by the Plan Administrator pending reinvestment or on optional or initial cash payments pending investment. See Questions 11 and 12.

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan. See Question 21.

•	We may, in our sole discretion, without prior notice to you, change our determination as to whether the Plan Administrator uses optional and initial cash payments to purchase shares of Common Stock directly from us or from third parties through market purchases or negotiated transactions. This determination will be made based upon general market conditions, the relationship between the purchase price and book value per share, regulatory requirements and other factors.

Participation

3.    Who is eligible to participate?

A “registered holder,” which means a shareholder whose shares of Common Stock are registered in our stock transfer books in his or her name, or a “beneficial owner,” which means a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee, may participate in the Plan. If you are a registered holder you may participate in the Plan directly. If you are a beneficial owner you must either become a registered holder by having your shares transferred into your name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. In addition, if you are not currently a Popular, Inc. shareholder you may participate in the Plan by mailing an initial cash investment of not less than $100 nor more than $10,000 along with an Authorization Form. See Question 4.

Your right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of Common Stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that could cause aberrations in the trading volume of our Common Stock.

We reserve the right to deny or terminate participation of any shareholder residing in a jurisdiction in which their participation in the Plan would be unlawful or if we otherwise deem it advisable under any applicable law or regulation.

4.    How do I enroll in the Plan?

To become a registered holder you may join the Plan by completing and signing an Authorization Form and returning it to Banco Popular de Puerto Rico (“Banco Popular”), the Plan Administrator. See Question 15. If your stock is to be registered in more than one name (for example, joint owners) all registered holders must sign exactly as their names appear on the account registration. If you are a beneficial owner you must instruct your broker, bank or other nominee to complete and sign the Authorization Form and return it to the Plan Administrator. In certain situations where the broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, a Broker and Nominee Form may also be required to participate in the Plan. If you are not currently a Popular, Inc. shareholder, but desire to become a participant by making an initial investment in shares of Common Stock, you may join the Plan by signing an Authorization Form and returning it, together with your initial investment, to the Plan Administrator at the address set forth in Question 15.

Authorization Forms, Broker and Nominee Forms and additional copies of this prospectus may be obtained through our website at http://www.popular.com or by contacting the Plan Administrator at: Banco Popular de Puerto Rico, Fiduciary Services Division (725), PO Box 362708, San Juan, Puerto Rico 00936-2708, Attention: Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan Administrator may also be contacted by telephone at the following number 787-764-1893, or 1-877-764-1893, when calling from outside the San Juan Metropolitan Area, or by email at drip.administrator@popular.com.

We may appoint from time to time one or more information agents (the “Information Agent”) for the Plan. We will pay the fees and expenses of the Information Agent and may agree to indemnify the Information Agent for certain liabilities that it may incur in connection with the rendering of its services for the Plan.

5.    What are the options available under the Plan?

If you participate in the Plan you may choose from the following investment options:

•	FULL DIVIDEND REINVESTMENT. Under this option, you may direct the Plan Administrator to invest all cash dividends (net of tax withholdings) on all of the shares of Common Stock then or subsequently registered in your name, together with any optional or initial cash payments, in the purchase of additional shares in accordance with the Plan.

•	PARTIAL DIVIDEND REINVESTMENT. Under this option, your may direct the Plan Administrator to invest all cash dividends (net of tax withholdings) on only that number of shares of Common Stock registered in your name that is specified in the appropriate space on the Authorization Form, together with any optional cash or initial payments, in the purchase of additional shares in accordance with the Plan.

•	OPTIONAL CASH PAYMENTS ONLY. This option permits you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan, while continuing to receive cash dividends on shares registered in your name in the usual manner.

If you sign and return an Authorization Form with no investment option designated, you will be enrolled in the Full Dividend Reinvestment option.

6.    May I change investment options after I enroll in the Plan?

Yes. You may change your investment option or the number of participating shares at any time by completing a new Authorization Form and returning it to the Plan Administrator at the address specified in Question 15.

7.    When may I join the Plan?

Eligible shareholders and other interested investors may join the Plan at any time. If the Plan Administrator receives an Authorization Form requesting the reinvestment of dividends on or prior to the dividend record date established for a particular dividend, reinvestment will commence with that dividend. If the Authorization Form is received after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date.

See Questions 12 and 13 to determine when persons who select the Optional Cash Payments Only option will begin to participate in the Plan.

Purchases Under the Plan

8.    What is the source of shares purchased under the Plan?

Shares of Common Stock purchased with reinvested dividends will be purchased directly from Popular, Inc. Shares purchased with optional cash payments will be purchased either through (1) direct purchases of newly issued shares or treasury shares from Popular, Inc. or (2) purchases from third parties on the open market or in negotiated transactions. All shares purchased on the open market or in negotiated transactions will be purchased by such independent broker-dealer or financial institution as we may appoint from time to time to act as purchasing agent for the participants (the “Agent”). Purchases of shares in the open market may be made in the over-the-counter market or on any securities exchange where our Common Stock may be traded.

9.    How will shares purchased under the Plan be allocated to my account?

Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested for you less any taxes withheld (see Question 20) divided by the applicable purchase price per share.

10.    How will the price be determined for shares purchased under the Plan?

The price of shares purchased from Popular, Inc. with reinvested dividends under the Plan will be 95% of the average of the daily high and low sales prices of our Common Stock on the NASDAQ Global Select Market (or such other stock market on which our Common Stock principally trades at such time) for the last five reported trading days immediately preceding the relevant Investment Date, computed to three decimal points (the “Average Market Price”). See Question 11 for the definition of Investment Date. The price of shares purchased directly from Popular, Inc. with optional or initial cash payments will be equal to 100% of the Average Market Price on the relevant Investment Date, computed to three decimal points. The price of shares purchased in the open market or in negotiated transactions with optional cash payments will be the weighted average price paid for all shares of Common Stock purchased by the Agent for the relevant Investment Date, computed to three decimal points.

If there is no trading in the Common Stock for a substantial amount of time immediately preceding a dividend payment date, the price per share shall be determined by the Plan Administrator on the basis of such market quotations as it deems appropriate.

11.    When will shares be purchased under the Plan?

Shares of Common Stock will be purchased for participants on the relevant Investment Dates. The Investment Dates for purchases of shares directly from Popular with reinvested dividends will be the Common Stock dividend payment dates, or the next trading date if the dividend payment date is not a trading date.

The Investment Dates for purchases of shares directly from Popular with optional or initial cash payments will be the fifteenth calendar day of the month, or the next trading date if the fifteenth day of the month is not a trading date. The Investment Dates for shares purchased by the Agent in the open market or in negotiated transactions with initial or optional cash payments are the dates on which the Agent makes such purchase. The Agent will make such purchases on the business day following the trading date that is either the fifteenth calendar day of each month or the next trading date if the fifteenth day of the month is not a trading date, or as soon as practicable thereafter. Shares of Common Stock purchased with initial or optional cash payments will be credited to a participant’s account as of the Investment Date in which they are purchased.

Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made. Under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission, including Regulation M under the Securities Exchange Act of 1934, may require temporary suspension of such purchases by the Agent or may require that purchases be spread over a longer period than indicated in Questions 11 and 12. Popular, Inc., the Plan Administrator, and the Agent will not be liable when conditions prevent the purchase of shares or interfere with the timing of purchases.

For purposes of making purchases the Plan Administrator and the Agent will commingle the funds of the participants.

Optional Cash Payments

12.    How do optional cash payments work?

If you participate in the Plan you may make optional cash payments for the purchase of additional shares of Common Stock at any time subject to the limitations described below and in Question 13. Checks, money orders and ACH transactions must clear prior to the Investment Date. All checks and ACH transactions must be in U.S. dollars and drawn on a U.S. bank. Checks, money orders or ACH transactions that have not cleared prior to the Investment Date, but that clear after the Investment Date, will be retained by the Plan Administrator and applied to the purchase of shares on the Investment Date in the following month. No interest will be paid on optional cash payments held pending investment. If any check or ACH transaction is returned for any reason by the financial institution, a $25 administrative charge shall be applied as described in Question 33, and the check will be returned to the participant.

The minimum optional cash payment per month you can make is $25 and the maximum amount is $10,000, except that non-shareholders who wish to participate must make an initial investment of at least $100. You do not have to invest the same amount of money each month, and you never have any obligation to make an optional cash payment. Optional cash payments will be refunded if a written request for a refund is received by the Plan Administrator at least 48 hours prior to the day when such investment is to be made. Optional cash payments of less than $25 and that portion of any optional cash payment which exceeds $10,000 will be returned to the participant without interest.

13.    How can I make optional cash payments?

If you are a registered holder you may make an optional cash payment when enrolling in the Plan by enclosing a check or money order made payable to “Banco Popular de Puerto Rico” with the Authorization

Form. All checks must be in U.S. dollars and drawn on a U.S. bank. Thereafter, you may make optional cash payments at any time subject to the limitations discussed in Question 12 by using the cash payment forms which will be attached to each participant’s statement of account.

Alternatively, you may make optional cash payments by executing a form authorizing the Plan Administrator to debit your account at a U.S. bank for the purchase of shares under the Plan. If you elect this automatic debit feature, funds will be withdrawn from your bank account within three business days of the relevant Investment Date.

If you hold shares through a broker, bank or other nominee that holds the shares of its clients in the name of a securities depository, optional cash payments may only be made on your behalf by your bank or broker through a Broker and Nominee Form (the “B&N Form”).

The B&N Form provides the sole means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of a beneficial owner. In such case, the broker, bank or other nominee must use the B&N Form for transmitting optional cash payments on behalf of the beneficial owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. B&N Forms will be furnished at any time upon request to the Plan Administrator or the Information Agent at the respective address or telephone number specified in Question 15.

If you desire to participate in the Plan but are not currently a Popular, Inc. shareholder, you may submit an Authorization Form and make an initial investment in our Common Stock through an optional cash payment.

Costs

14.    What fees are applicable to participants in the Plan?

None. We pay all costs of administering the Plan. If you participate in the Plan you will not incur any brokerage commissions, service charges or other fees for shares purchased under the Plan. However, certain brokerage commissions, service charges or other fees applicable to the shares purchased for you under the Plan may be considered a dividend for tax purposes. See “Certain Tax Consequences of Participating in the Plan.” Furthermore, as discussed in Question 18, if you withdraw shares from the Plan and request that the Plan Administrator sell the shares, you will be charged for related brokerage commissions and applicable transfer taxes on the sale, if any.

Administration

15.    Who administers the Plan?

Our wholly-owned subsidiary, Banco Popular, acts as Plan Administrator. Banco Popular will acquire newly issued or treasury shares purchased directly from Popular, Inc., keep records, send account statements to each participant and perform other duties related to the Plan. As described in Question 8, any shares purchased from third parties on the open market or in negotiated transactions with optional or initial cash payments will be made by the Agent and delivered to Banco Popular. Banco Popular holds the shares of all participants together in its name or in the name of its nominee.

Banco Popular also acts as the dividend disbursing and transfer agent for our Common Stock.

Any questions and communications you may have regarding the administration of the Plan, requests for additional copies of this prospectus, the Authorization Forms or the B&N Forms should be addressed to Banco Popular at the following address and telephone number:

Banco Popular de Puerto Rico
Fiduciary Services Division (725)
PO Box 362708
San Juan, Puerto Rico 00936-2708
Attention:	Popular, Inc.
Dividend Reinvestment and
Stock Purchase Plan
Telephone:	787-764-1893, or
1-877-764-1893 when calling from outside the San Juan Metropolitan Area
Email: drip.administrator@popular.com

Reports to Participants

16.    How do I keep track of my account’s activity?

The Plan Administrator maintains a separate account for each participant. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. As soon as practicable after each purchase of shares, the Plan Administrator will mail to you an account statement. The statement will summarize the year-to-date transactions in your account, and will indicate the number of shares purchased for you under the Plan, the price per share paid and will include any applicable tax information. You will also receive quarterly statements of account and an annual statement showing the amount of reinvested dividends as well as other transactions under the Plan. These statements should be retained by you for your records. You will be required to pay a fee for copies of previous statements. In addition, you will receive copies of the annual and quarterly reports to shareholders, proxy statements sent to all Popular, Inc. stockholders and information for income tax reporting purposes.

Certificates for Shares

17.    Will I receive stock certificates for shares purchased under the Plan?

You will not receive stock certificates for shares purchased under the Plan unless you request them. Shares of Common Stock purchased for you under the Plan will be credited to your account in book-entry form. This service protects against loss, theft or destruction of stock certificates. The number of shares credited to your Plan account will be shown on your account statement.

You may obtain a stock certificate, without charge, by making a written request to the Plan Administrator. No certificates will be issued for fractional shares of Common Stock. Instead, the market value of any fractional share will be paid in cash. Until you sell the shares held in your account or change the number of participating shares, dividends on all such shares will continue to be invested under the Plan even though certificates were issued to you.

You are not permitted to pledge or transfer the shares credited to your Plan account to another person unless you have requested that the shares be withdrawn from the Plan and have received certificates for such shares registered in your name. Each account under the Plan is maintained in the name in which a participant’s shares are registered at the time the participant enters the Plan.

Withdrawals, Sale of Shares and Termination

18.    How may I withdraw or sell shares held in my Plan account?

You may withdraw any or all whole shares credited to your Plan account at any time, by notifying the Plan Administrator in writing and specifying the number of shares you want to withdraw. Certificates for the number of whole shares you request to be withdrawn will be issued to and registered in your name. Upon your request, the Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less related brokerage commissions and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten business days after receipt of the request or as soon as otherwise practicable. Any notice of withdrawal received by the Plan Administrator after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares purchased have been credited to your account.

You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or price of the shares being sold. You will bear the market risk associated with any decrease in the price of the Common Stock during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the market by the Agent. Instructions sent to the Plan Administrator to sell shares may not be rescinded.

Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request certificates for your shares as described above and, upon receipt, proceed as you would to sell any other stock for which you have certificates.

Please note that if your account holds less than one full share, we may close your account, liquidate the fractional share and send you a check representing the value of the fractional share.

19.    How and when may I close my Plan account?

You may close your Plan account at any time by written notice to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the number of whole shares in your account and a check in an amount equal to the value of any fractional share based upon the average of the daily high and low sales prices of the Common Stock as reported on the NASDAQ Global Select Market (or other principal stock market on which the shares of Common Stock are listed for trading at such time) for the date of termination. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 18 and send you a check for the proceeds from the sale, less related brokerage commissions and applicable withholding or transfer taxes, if any.

Your account will normally be closed within 30 days after the Plan Administrator receives your written instructions. If your request to close your account is received on or after the record date for a dividend, cash dividends paid with respect to that record date will be reinvested in shares of Common Stock for your account. Any optional cash payments sent by you to the Plan Administrator prior to your request for termination will be invested unless you expressly request return of this amount in the request to close your account and the request is received at least two business days prior to the time when such amount would otherwise be applied to purchase shares. If dividends or optional cash payments are invested after the Plan Administrator has received a request to close your account, the request will be processed as promptly as possible.

The Plan Administrator may also terminate a participant’s participation in the Plan if it receives written notice of the death or adjudicated incompetency of a participant. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares of Common Stock will be made for the participant’s account and the participant’s shares, any cash dividends paid thereon and any other unapplied funds will be retained by the Plan Administrator until such time as such participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive payment.

After closing your account, all cash dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 4.

Certain Tax Consequences of Participating in the Plan

20.    What are the Puerto Rico and U.S. federal income tax consequences of participating in the Plan?

The following statements, which are based upon existing tax laws, regulations and rulings on the date of this prospectus, are intended to be a general outline of the likely Puerto Rico and U.S. federal income tax consequences to an individual or corporate participant in the Plan. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this summary.

The information herein provided is a summary and does not purport to be a complete description of the income tax consequences to any participant in the Plan. In particular, it does not address the income tax consequences to an individual participant who is a non-resident alien. Participants should consult their own tax advisors for further information concerning the tax consequences of participation in the Plan.

General Tax Consequences

(a)    Plan participants who participate in the dividend reinvestment options will realize taxable dividend income under the Plan equal to the sum of: (i) the cash amount of the dividend received by the Plan participant which was not reinvested, if any; (ii) the average of the high and low sales price of the shares of Common Stock purchased directly from Popular, Inc. with reinvested dividends as of the Investment Date, without considering any discount granted under the Plan (the “Investment Date Average Market Price”); and (iii) any amount withheld from the dividend distribution, including Puerto Rico income tax withholding (the “Total Dividend Amount”). The participant’s tax basis in the shares purchased from Popular, Inc. with reinvested dividends will be equal to the Investment Date Average Market Price of such shares.

(b)    A participant acquiring shares of Common Stock through optional cash payments under the Plan will realize taxable dividend income on the purchase of shares for his or her account in an amount equal to any brokerage commissions or service fees paid by Popular, Inc. in the acquisition of such shares, if any. The tax basis of shares of Common Stock purchased for a participant’s Plan account with optional cash payments will be the amount of the optional cash payments plus the brokerage commissions or service fees paid by Popular, Inc., if any, that constitutes dividend income.

(c)    A participant’s holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the date the shares of Common Stock are acquired under the Plan.

(d)    A participant will not realize taxable income when he or she receives certificates for whole shares of Common Stock credited to the participant’s account, either upon the participant’s request for such certificates or upon termination of the Plan or termination of his or her participation in the Plan.

(e)    A participant will realize gain or loss when the shares of Common Stock are sold or exchanged, and in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to the participant’s account upon termination of participation in or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

(f)    In the case of holders of Common Stock whose dividends are subject to Puerto Rico income tax withholding, Popular, Inc. will withhold the tax from the full amount of the cash dividends (the “Cash Dividend Amount”) and invest the balance in shares of Common Stock. Based on a private letter ruling issued by the

Puerto Rico Department of the Treasury under the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended, Popular, Inc. will not withhold taxes on the additional dividend resulting from: (i) the difference, if any, between the Total Dividend Amount and the Cash Dividend Amount; and (ii) any brokerage commissions or service fees paid by Popular, Inc. under the Plan (both items hereinafter jointly referred to as the “Additional Dividend Amounts”). Popular, Inc. will report the Additional Dividend Amounts to the Puerto Rico Department of the Treasury and to participants on a calendar year basis. In addition, Popular, Inc. will send participants a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the Additional Dividend Amounts. In the case of participants who qualify for the special tax of fifteen percent (15%) on dividends, such special rate will apply to the Additional Dividend Amounts.

Puerto Rico Income Tax Consequences

Individuals

(a)    An individual participant in the Plan, whether a resident of Puerto Rico or a U.S. citizen who is not a resident of Puerto Rico (a “non-resident U.S. citizen”), will be subject to a special tax equal to fifteen percent (15%) of the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above. This special tax is in lieu of the ordinary income tax. Popular, Inc. will automatically deduct and withhold such 15% with respect to the Cash Dividend Amount unless the participant has in effect on the date of the dividend distribution an election not to have the special dividend tax withheld. If such election is made the dividend will be subject to the ordinary income tax rates. In the case of individual participants who are non-resident U.S. citizens, in order for the fifteen percent (15%) special withholding income tax not to apply, they are also required to file with the Plan Administrator, in addition to the election not to have the special dividend tax withheld, a Withholding Exemption Certificate to the effect that the individual’s gross income from sources within Puerto Rico for the entire calendar year (including the dividends distributed by Popular, Inc.) will not exceed $3,500 if single, or $7,000 if married and living with spouse.

Furthermore, a non-resident U.S. citizen will be required to file a Puerto Rico income tax return and will be subject to tax at the same tax rates as Puerto Rico residents if such individual’s Puerto Rico source gross income exceeds the $3,500 and $7,000 limits. The tax withheld by Popular, Inc. may be credited in the return against the resulting Puerto Rico tax liability, if any, or refunded to the individual, as the case may be.

(b)    In the case of the sale or exchange of Common Stock held as a capital asset for more than one year, an individual who is a Puerto Rico resident has the option to have his net long term capital gain taxed at a special fifteen percent (15%) rate or to include it in his gross income and be subject to the normal tax rates.

Individual participants in the Plan, whether residents of Puerto Rico or non-resident U.S. citizens, are subject to alternative minimum tax on the alternative minimum tax net income if the regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax net income includes certain income exempt from the regular tax and income subject to special tax rates, such as (i) dividends subject to the 15% tax described above; and (ii) in the case of individual participants who are residents of Puerto Rico, long-term capital gains, if any, recognized by these Puerto Rico resident individuals on the disposition of the Common Stock. The tax rates on net income subject to alternative minimum tax range from 10% (on alternative minimum taxable income in excess of $150,000) to 24% (on alternative minimum taxable income in excess of $300,000).

(c)    An individual participant who is a non-resident U.S. citizen will not be subject to Puerto Rico income tax on the sale or exchange of Common Stock.

Corporations

(a)    In the case of participant corporations organized in Puerto Rico (“domestic corporations”) and participant corporations organized outside Puerto Rico but that are engaged in trade or business in Puerto Rico (“resident foreign corporations”), the full amount of dividend income described in paragraphs (a) and (b) under

General Tax Consequences above will be eligible for the eighty-five percent (85%) dividends received deduction provided the dividend deduction does not exceed eighty-five percent (85%) of the corporate taxpayer’s net taxable income reported in Puerto Rico. In the case of such participant corporations, the special fifteen percent (15%) tax on dividends discussed above will not apply.

(b)    In the case of participant corporations organized outside Puerto Rico and not engaged in trade or business in Puerto Rico (“non-resident foreign corporations”), the full amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above will be subject to Puerto Rico income taxes at the rate of ten percent (10%). Popular, Inc. will automatically deduct and withhold at source ten percent (10%) with respect to the Cash Dividend Amount, and will report the Additional Dividend Amounts to the Puerto Rico Department of the Treasury and to participant non-resident foreign corporations on a calendar year basis. In addition, Popular, Inc. will send participant non-resident foreign corporations a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the Additional Dividend Amounts at the special ten percent (10%) tax rate. The sale or exchange of Common Stock by these non-resident foreign corporations will generally not be subject to Puerto Rico income tax.

(c)    In the case of a domestic corporation holding the Common Stock as a capital asset for more than one year, gain from the sale or exchange of Common Stock will be subject to a twenty percent (20%) maximum tax on the capital gain. To the extent the gain constitutes income effectively connected with a Puerto Rico business, a resident foreign corporation holding the Common Stock as a capital asset for more than one year will also be subject to this maximum twenty percent (20%) tax rate.

Federal Income Tax Consequences

(a)    In the case of a participant who is a U.S. citizen not a resident of Puerto Rico, the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above and the gain from the sale of Common Stock will have to be included in full in his or her federal income tax return. However, Puerto Rico taxes paid may generally be taken as a foreign tax credit against the United States income tax liability, or in the alternative, as an itemized deduction.

(b)    In the case of a participant who is a U.S. citizen and a bona fide resident of Puerto Rico for the entire taxable year, dividend distributions from Popular, Inc. and gains from the sale of Common Stock should be excludable from federal income taxation.

(c)    In the case of a participant which is a United States corporation, the amount of dividend income described in paragraphs (a) and (b) under General Tax Consequences above will be included in gross income and not be eligible for the dividends received deduction for federal income tax purposes. However, income taxes paid in Puerto Rico may generally be taken as a foreign tax credit or as a deduction in determining the federal income tax responsibility of said participant.

Other Information

21.    Can I pledge or transfer the shares held in my account?

You may not pledge or transfer the shares credited to your account unless you have requested that the shares be withdrawn from the Plan and have received certificates for such shares registered in your name. Refer to Question 18 to see how you can sell the shares credited to your Plan account.

22.    What happens if I sell or transfer some or all of the shares registered in my name?

If you sell or transfer a portion of the shares registered in your name and you are enrolled in the Full Dividend Reinvestment option, dividends on all shares remaining registered in your name will continue to be reinvested. If you have chosen the Partial Dividend Reinvestment option, dividends on a number of shares remaining registered in your name up to the number of shares originally authorized will continue to be reinvested.

23.    What happens if Popular, Inc. has a rights offering?

A rights offering takes place when Popular, Inc. issues to existing shareholders the right to purchase additional shares of Common Stock in proportion to the shares they already own. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in your Plan account.

24.    What happens if Popular, Inc. issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by Popular, Inc. on shares registered in your name or credited to your Plan account will be added to your Plan account and reflected in the account statement described in Question 16.

25.    May I vote the shares credited to my Plan account at shareholders’ meetings?

Yes. You will receive proxy materials in connection with all Popular, Inc. annual or special meetings of shareholders which will instruct you how to vote your shares of Popular, Inc.

26.	What are the responsibilities of Popular, Inc., the Plan Administrator, the Agent and the Information Agent under the Plan?

Popular, Inc., the Plan Administrator, the Agent and any Information Agent appointed by Popular, Inc. will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of Popular, Inc. Common Stock. Popular, Inc., the Plan Administrator, the Agent and any Information Agent cannot provide you with any assurance of a profit or protection against a loss on the shares of Common Stock purchased or held for you under the Plan. Popular, Inc., the Plan Administrator, the Agent and any Information Agent and their agents will not have any responsibility beyond the exercise of ordinary care for any action taken or omitted to be taken in connection with the Plan, nor do they have any duties, responsibilities or liabilities other than those expressly set forth in the Plan.

27.    What happens if the Agent cannot purchase shares for the Plan in the open market?

In the event that applicable law or the closing of securities’ markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Agent will not be accountable for its inability to make purchases at such times. If shares of Common Stock are not available for purchase for a period longer than thirty-five days, the Plan Administrator will promptly mail you a check payable to your order in the amount of any unapplied funds in your account.

28.    May the terms of the Plan be changed or the Plan suspended or discontinued?

Yes. We reserve the right to modify the terms of the Plan at any time and from time to time, and we may suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date, in each case in our sole discretion. All participants will be notified by mail of any material amendment or modification, or of any suspension or termination.

Upon termination of the Plan, the Plan Administrator will return any uninvested optional cash payments, issue a certificate for the whole shares of Common Stock credited to your Plan account, and make a cash payment equal to the net proceeds from the sale of any fractional share credited to your account.

29.    Can Popular, Inc. name successor Plan Administrators or Agents?

Yes. We may from time to time designate a bank, trust company, brokerage firm or other financial institution as successor Plan Administrator or Agent under the Plan.

30.    Can my interest in the Plan be terminated by Popular, Inc. or the Plan Administrator?

Yes. Popular, Inc. or the Plan Administrator may terminate any participant’s participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities or transactional profit activities, by notice in writing mailed to the participant. The Plan Administrator will follow the procedures for termination set forth in Question 19 in connection with any termination.

31.    Does the Plan offer safekeeping services?

Yes. If you own Popular, Inc. stock certificates, you may send them to the Plan Administrator for deposit as book-entry shares held in your Plan account. Such certificates should be sent by registered mail in transferable form and must be accompanied by your written request that the shares of Common Stock evidenced thereby be added to your Plan account.

32.    May I use the safekeeping services even if I don’t participate in other features of the Plan?

Yes. Shareholders, whether or not they participate in other features of the Plan, may deposit some or all of their certificates of Common Stock with the Plan Administrator for safekeeping. There is no cost for this service. To use this service, you should send your certificates to the Plan Administrator by registered mail in transferable form with written instructions to deposit them in safekeeping. Unless you are enrolled to have your dividends reinvested in accordance with the terms of the Plan, dividends on all the shares deposited for safekeeping will be paid in cash.

33.    What is the policy on returned checks and insufficient funds?

In the event that any check or other deposit is returned unpaid for any reason or your designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 administrative charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by the Plan Administrator through the sale of the number of shares from your account necessary to satisfy the fees.

34.    What is sufficient notice to a participant?

Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the participant at the participant’s address as it shall last appear on the Plan Administrator’s records.

35.    Who interprets the Plan and what law governs?

Popular, Inc. will determine any question of interpretation under the Plan under the laws of the Commonwealth of Puerto Rico, and any such determination will be final.

36.    Does the Plan reflect a change in Popular, Inc.’s dividend policy?

No. This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon Popular, Inc.’s earnings, financial requirements, government regulations and other factors.

USE OF PROCEEDS

We may use the net proceeds from the sale of any shares of Common Stock purchased directly from us for:

•	general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries, and

•	repayment of outstanding borrowings.

We will not receive any proceeds from purchases of Common Stock made by the Agent in the open market with initial or optional cash payments. We are unable to estimate the number of shares that will be purchased directly from Popular, Inc. under the Plan or the amount of proceeds from the sale of such shares.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which Popular, Inc. filed with the SEC under the Securities Exchange Act of 1934:

1.	The Annual Report on Form 10-K for the year ended December 31, 2017;

2.	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

3.	The Current Reports on Form 8-K, filed with the SEC on February 14, 2018, February 23, 2018, May 8, 2018, May 11, 2018, May 24, 2018, June 5, 2018, and June 19, 2018; and

4.	The descriptions of our Common Stock set forth in our Registration Statements filed pursuant Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

We also incorporate by reference each of the following documents that Popular, Inc. will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits, other than exhibits that are specifically incorporated by reference in those filings), at no cost, by contacting us at the following address: Corporate Communications, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 009396-2708. Telephone requests may be directed to (787) 765-9800. You may also access this information at our website at http://www.popular.com.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov or at our web site at http://www.popular.com. You may also read and copy any document we file by visiting the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 about Popular, including without limitation statements about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations, and the impact of Hurricanes Irma and María on the Corporation. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions are generally intended to identify forward-looking statements.

Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions in the geographic areas we serve;

•	the impact of the current fiscal and economic crisis of the Commonwealth of Puerto Rico and the measures taken and to be taken by the Puerto Rico Government and the Federally-appointed oversight board on the economy, our customers and our business;

•	the impact of the pending debt restructuring proceedings under Title III of the Puerto Rico Oversight, Management and Economic Stability Act and of other actions taken or to be taken to address Puerto Rico’s fiscal crisis on the value of our portfolio of Puerto Rico government securities and loans to governmental entities and private borrowers that have relationships with the government, and the possibility that these actions may result in credit losses that are higher than currently expected;

•	the impact of Hurricanes Irma and Maria, and the measures taken to recover from these hurricanes (including the availability of relief funds and insurance proceeds), on the economy of Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands, and on our customers and our business;

•	changes in interest rates and market liquidity, which may reduce interest margins, impact funding sources and affect our ability to originate and distribute financial products in the primary and secondary markets;

•	the fiscal and monetary policies of the federal government and its agencies;

•	changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations;

•	regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions;

•

the length of time and the receipt of regulatory approvals necessary to consummate our acquisition and assumption of certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico, as well as the ability to successfully transition and integrate the business, unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the business or that are not subject to indemnification or reimbursement, and risks that the business may suffer as a result of the transaction, including due to adverse effects on relationships with customers, employees and service providers;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	additional Federal Deposit Insurance Corporation (“FDIC”) assessments;

•	possible legislative, tax or regulatory changes; and

•	a failure in or breach of our operational or security systems or infrastructure or those of EVERTEC, Inc., our provider of core financial transaction processing and information technology services, as a result of cyberattacks, including e-fraud, denial-of-services and computer intrusion, that might result in loss or breach of customer data, disruption of services, reputational damage or additional costs to Popular.

Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following:

•	negative economic conditions, including as a result of Hurricanes Irma and Maria, that adversely affect housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense;

•	changes in market rates and prices which may adversely impact the value of financial assets and liabilities;

•	liabilities resulting from litigation and regulatory investigations;

•	changes in accounting standards, rules and interpretations;

•	our ability to grow our core businesses;

•	decisions to downsize, sell or close units or otherwise change our business mix; and

•	management’s ability to identify and manage these and other risks

All forward-looking statements included in this prospectus are based upon information available to Popular as of the date of this document and, other than as required by law, including the requirements of applicable securities laws, we assume no obligation to update or revise any such forward-looking statements or information which speak as of their respective dates.

LEGAL MATTERS

Javier D. Ferrer, Executive Vice President and Chief Legal Officer of Popular, Inc., will pass upon the validity of the Common Stock to be issued pursuant to the Plan. As of June 19, 2018, he owned directly or indirectly approximately 31,099 shares of Popular, Inc. Common Stock pursuant to Popular, Inc.’s employee stock ownership plan and otherwise.

EXPERTS

The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting (which is included in Report of Management on Internal Controls over Financial Reporting) incorporated in this Prospectus by reference to Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	$1,347
Legal fees and expenses	10,000
Printing expenses	10,000
Accounting fees and expenses	11,000
Miscellaneous expenses	7,653

TOTAL	$40,000

*	All of such items except the registration fee are estimated. All of such expenses will be borne by Popular, Inc.

Item 15.	Indemnification of Directors and Officers.

Popular, Inc. is a Puerto Rico corporation.

(a)	Article TENTH of the Certificate of Incorporation of Popular, Inc. provides the following:

(1)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigate (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or-suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article TENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4)    Any indemnification under paragraph 1 or 2 of this Article TENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific ease upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article TENTH.

(6)    The indemnification provided by this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)    By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of this status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article TENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other State of the United States or foreign country as may be applicable.

(b)    Section 9.1 of the Corporation’s By-laws provides that expenses, including attorneys’ fees, incurred by any person entitled to indemnification under the Corporation’s Certificate of Incorporation in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person, and, if any such demand is made in advance of the final disposition of such action, suit or proceeding promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Any obligation to reimburse the Corporation for expense advances shall be unsecured and no interest shall be charged thereon.

(c)    Article 1.02(b)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit. The Corporation’s Certificate of Incorporation currently does not include such a provision.

(d)    Article 4.08 of the PR-GCA authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(e)    Popular, Inc. maintains a directors’ and officers’ liability insurance policy.

Item 16.	Exhibits

4.1	—	Specimen of Physical Common Stock Certificate of Popular, Inc., incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Form 8-K dated May 29, 2012 and filed May 30, 2012.

5.1	—	Opinion of Javier D. Ferrer, Executive Vice President, Chief Legal Officer and General Counsel, as to validity.

8.1	—	Opinion of Pietrantoni Méndez & Alvarez LLC, as to certain tax matters.

23.1	—	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	—	Consent of Javier D. Ferrer (included in Exhibit 5.1 above).

23.3	—	Consent of Pietrantoni Méndez & Alvarez LLC (included in Exhibit 8.1 above).

24.1	—	Powers of Attorney (included on signature page).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(d) that is part of this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, (i) each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c)    The undersigned registrant hereby undertakes that, for purposes of determining the liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)    That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 19th day of June, 2018.

POPULAR, INC. (Registrant)

By:	/s/ Carlos J. Vázquez
	Name:	Carlos J. Vázquez
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ignacio Alvarez, Carlos J. Vázquez, Javier D. Ferrer and Juan Pablo Perez Hanley, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. Carrión	Chairman of the Board	June 19, 2018
Richard L. Carrión Executive Chairman

/s/ Ignacio Alvarez	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2018
Ignacio Alvarez

/s/ Joaquín E. Bacardí, III	Director	June 19, 2018
Joaquín E. Bacardí, III

/s/ Alejandro M. Ballester	Director	June 19, 2018
Alejandro M. Ballester

/s/ John W. Diercksen	Director	June 19, 2018
John W. Diercksen

/s/ María Luisa Ferré	Director	June 19, 2018
María Luisa Ferré

/s/ David E. Goel	Director	June 19, 2018
David E. Goel

/s/ C. Kim Goodwin	Director	June 19, 2018
C. Kim Goodwin

/s/ William J. Teuber, Jr.	Director	June 19, 2018
William J. Teuber, Jr.

/s/ Carlos A. Unanue	Director	June 19, 2018
Carlos A. Unanue

/s/ Carlos J. Vázquez	Executive Vice President and Chief Financial Officer (Principal Financial	June 19, 2018
Carlos J. Vázquez

/s/ Jorge J. García	Senior Vice President and Corporate Comptroller (Principal Accounting Officer)	June 19, 2018
Jorge J. García